EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2004	2005	2006	2007	2008	2008	2009
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$64,061	$62,475	$87,131	$104,933	$141,428	$71,603	$100,185
Fixed charges	75,201	84,262	101,263	149,439	154,857	78,147	70,618
Capitalized interest	(875)	(665)	(4,470)	(12,526)	(25,029)	(10,230)	(20,891)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,623	1,738	3,403	8,413	11,231	5,559	5,616
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	0	(13)	(238)	(126)	(127)	(5)

Earnings	$140,010	$147,810	$187,314	$250,021	$282,361	$144,952	$155,523

Fixed charges:
Interest expense (2)	$75,949	$85,335	$100,196	$145,326	$141,059	$73,476	$55,343
Capitalized interest	875	665	4,470	12,526	25,029	10,230	20,891
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,623)	(1,738)	(3,403)	(8,413)	(11,231)	(5,559)	(5,616)

Fixed charges	$75,201	$84,262	$101,263	$149,439	$154,857	$78,147	$70,618

Consolidated ratio of earnings to fixed charges	1.86	1.75	1.85	1.67	1.82	1.85	2.20

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees (1)	$64,061	$62,475	$87,131	$104,933	$141,428	$71,603	$100,185
Fixed charges	75,201	84,262	101,263	149,439	154,857	78,147	70,618
Capitalized interest	(875)	(665)	(4,470)	(12,526)	(25,029)	(10,230)	(20,891)
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,623	1,738	3,403	8,413	11,231	5,559	5,616
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	0	0	(13)	(238)	(126)	(127)	(5)

Earnings	$140,010	$147,810	$187,314	$250,021	$282,361	$144,952	$155,523

Fixed charges:
Interest expense (2)	$75,949	$85,335	$100,196	$145,326	$141,059	$73,476	$55,343
Capitalized interest	875	665	4,470	12,526	25,029	10,230	20,891
Amortized premiums, discounts and capitalized expenses related to indebtedness	(1,623)	(1,738)	(3,403)	(8,413)	(11,231)	(5,559)	(5,616)

Fixed charges	75,201	84,262	101,263	149,439	154,857	78,147	70,618
Preferred stock dividends	12,737	21,594	21,463	25,130	23,201	11,931	11,039

Combined fixed charges and preferred stock dividends	$87,938	$105,856	$122,726	$174,569	$178,058	$90,078	$81,657

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.59	1.40	1.53	1.43	1.59	1.61	1.90

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold prior to or held for sale at June 30, 2009 to discontinued operations.

(2)	For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations in accordance with FASB Statement No. 144. It also reflects additional interest expense as a result of retroactively adopting FSP 14-1 on January 1, 2009.